Exhibit 99.1

NEWS RELEASE
NOBLE ENERGY ANNOUNCES EXECUTIVE OFFICER APPOINTMENT
HOUSTON (April 29, 2009) — Noble Energy, Inc. (NYSE: NBL) announced today that David L. Stover has been elected as President of the company in addition to continuing to serve as the Chief Operating Officer (COO). As President and COO, Mr. Stover will be responsible for the daily operations of the company including all exploration, production, drilling and marketing activities. Prior to joining Noble Energy in 2002, Mr. Stover held senior management positions with BP and predecessor companies Vastar Resources and ARCO.
Charles D. Davidson, Noble Energy’s Chairman and CEO said, “Noble Energy has enjoyed tremendous success with its exploration and development programs over the past several years. This success has led to an immense inventory of diversified projects that will drive the growth of the company well into the next decade. With Dave in the role of President as well as COO, he will be working closely with me as we plan for the future in addition to guiding our daily operations and major project development programs so that they fully achieve their objectives. Dave’s leadership skills and experience will be invaluable as Noble Energy approaches its next phase of significant growth.”
Noble Energy is a leading independent energy company engaged in worldwide oil and gas exploration and production. The Company operates primarily in the Rocky Mountains, Mid-Continent, and deepwater Gulf of Mexico areas in the United States, with key international operations offshore Israel, UK and West Africa. Noble Energy is listed on the New York Stock Exchange and is traded under the ticker symbol NBL. Visit Noble Energy online at www.nobleenergyinc.com.
Contacts:
David Larson
(281) 872-3125 dlarson@nobleenergyinc.com
Brad Whitmarsh
(281) 872-3187 bwhitmarsh@nobleenergyinc.com
This news release may include projections and other “forward-looking statements” within the meaning of the federal securities laws. Any such projections or statements reflect Noble Energy’s current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected, and actual results may differ materially from those projected. Risks, uncertainties and assumptions that could cause actual results to differ materially from those projected include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other action, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are detailed in its Securities and Exchange Commission filings. Words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may,” and similar expressions may be used to identify forward-looking statements. Noble Energy assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.
This news release may also contain certain forward-looking non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating the company’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry.
-xxx-

2